UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Genzyme Corporation
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May 11, 2004

Dear Stockholder:

        The May 27, 2004 Annual Meeting of Stockholders is just a couple of weeks away. This is a reminder to you that if you have not yet voted your proxy, please do so as soon as possible. Your vote is important to us, and we want to be sure it is received in time to be counted.

        At the annual meeting, shareholders are being asked to vote on seven proposals. Details of these proposals can be found in the proxy statement that has previously been delivered to you.

        We are requesting your favorable vote on six company-sponsored proposals. First, we have nominated three directors for election to our Board, including Gail Boudreaux, a new independent director candidate who will add valuable experience from the healthcare insurance industry and also become our first female Board member. Second, for the first time we are requesting shareholders to consider and ratify our audit committee's selection of PricewaterhouseCoopers LLP as auditors for the 2004 fiscal year. We believe that these two proposals will promote the type of independent oversight, diversity and transparency that are the goals of corporate governance reforms. We are also asking our shareholders to support three proposals that relate to our equity compensation programs, including the adoption of a new stock option plan, an increase of shares available to be issued under our Employee Stock Purchase Plan, and a change in the number of shares and the method of granting options to our directors. I will comment further on the need for these proposals below. Finally, we are proposing an amendment and restatement of our corporate charter which would eliminate all references to tracking stocks from our charter. The remaining proposal included in the proxy statement is a stockholder proposal which relates to our executive stock option program. For the reasons outlined on pages 28 - 31 of the proxy statement, our Board of Directors is recommending shareholders vote "against" the stockholder proposal.

        With respect to our equity compensation proposals, I would like to call your attention to the following considerations:

        Proposal 3 is a proposal to approve the 2004 Equity Incentive Plan. We are requesting approval of 6,800,000 shares, or 3% of outstanding shares. Broad-based stock option grants have been an important tool that we have used for over 15 years to provide an incentive for our employees to achieve long-range performance goals and create value for our shareholders. We restrict the number of options we grant in any year to a percentage of our outstanding shares at the end of the previous year, currently 3.5%. In 2003, our named executive officers were awarded 11% of all options granted, with 89% of our grants awarded across the rest of our employee population. Our plans for the next 12 months contemplate continuing to use broad-based stock option grants as part of our total compensation profile as we study alternative approaches to equity compensation. In a changing competitive and accounting environment we believe that maintaining our current policies for managing this program will help us keep a balance between our ability to grant options and stockholder dilution concerns.

        Since 1996, our stock option grants as a percentage of shares outstanding has declined from 30% to just under 17% at the end of 2003. Our board believes that, if approved, the 2004 Equity Incentive Plan will provide for sufficient shares to continue to provide appropriate equity incentives to meet our needs until May 2005 while giving us flexibility to respond to market-competitive changes in equity compensation practices. In addition, since the plan will need to be funded again in May 2005, our shareholders will have another opportunity to consider and review both our program and decisions regarding equity compensation. The plan is explained in more detail on pages 21 - 23 of the proxy statement and the full text of the plan is included in the attached Appendix A.

        It also should be noted that if it is approved by shareholders, the board of directors intends to amend the 2004 Equity Incentive Plan to provide that all stock option grants will have a maximum term of 10 years. This provision is already a part of our standard terms and conditions for option grants, however, we believe that as a matter of good governance, it is appropriate to explicitly provide this limitation in the plan.

        Proposal 4 is a proposal to amend the 1998 Director Stock Option Plan. We are requesting approval to increase the number of shares covered by the plan by 200,000 shares, or approximately 0.09% of outstanding shares and to change the formula for making annual option grants to non-employee directors. The plan is explained in more detail on pages 23 - 25 of the proxy statement. We believe that these changes are appropriate at this time because:

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  with the elimination of our tracking stocks, the current formula no longer provides the intended benefit;

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  no change to director equity compensation has been implemented since 2000; and

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  achieving a closer alignment to the level of director compensation within our competitor group is important.

        Proposal 5 is an amendment and restatement of our corporate charter. On June 30, 2003, we completed the exchange of outstanding Biosurgery Stock and Molecular Oncology Stock for shares of Genzyme General Stock. Consequently, all holders of our common stock now hold Genzyme General Stock. In an effort to reflect this simplified capital structure, the proposed charter amendment would eliminate the provisions relating to tracking stock. There are three components to the amendments being proposed to reflect our simplified capital structure:

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  the elimination of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock designations of separate series of common stock, resulting in a single series of common stock referred to simply as "common stock";

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  the elimination of Series B Preferred Stock and Series C Preferred Stock designations of separate series of our preferred stock; and

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  an increase in the number of shares of Series A Preferred Stock from 2,000,000 shares to 3,000,000 shares.

        In addition, other amendments are being proposed in light of the new Massachusetts Business Corporation Act, which will take effect on July 1, 2004. The proposed amendment and restatement to the corporate charter is explained in more detail on pages 25 - 27 of the proxy statement and the attached Appendix B.

        Proposals 3 and 4 require the affirmative vote of a majority of the votes properly cast at the meeting. The approval of proposal 5 requires the affirmative vote of a majority of the outstanding shares of Genzyme General common stock entitled to vote. Therefore, if you do not vote, it will have the same effect as a vote against proposal 5.

        It is our hope that you will support this year's company-sponsored proxy proposals. Your vote is very important, no matter how many or how few shares you may own. If you have not yet voted, please vote TODAY by telephone, by Internet, or by signing and returning the enclosed voting form in the postage-paid envelope provided. Whatever method you choose, we thank you for participating in this year's proxy process.

Sincerely,
/s/ SUSAN P. COGSWELL
Susan P. Cogswell Director, Shareholder Relations